UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2011

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington		99202-2600
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Washington Electric and Natural Gas General Rate Cases

On September 30, 2011, Avista Corporation (Avista Corp. or the Company) and other parties filed a settlement agreement with the Washington Utilities and Transportation Commission (WUTC) with respect to Avista Corp.’s electric and natural gas general rate cases. Parties to the settlement agreement include the staff of the WUTC, the Public Counsel Section of the Washington Office of the Attorney General, Northwest Industrial Gas Users, Industrial Customers of Northwest Utilities and The Energy Project. The Northwest Energy Coalition (NWEC), the only party to not sign the settlement agreement, has indicated that they plan to pursue approval of an electric decoupling mechanism in this case. NWEC has also indicated, however, that they do not oppose other terms of the settlement. This settlement agreement is subject to approval by the WUTC.

As agreed to in the settlement stipulation, base electric rates for the Company’s Washington customers would increase by an average of 4.6 percent, which is designed to increase annual revenues by $20.0 million. Base natural gas rates for the Company’s Washington customers would increase by an average of 2.4 percent, which is designed to increase annual revenues by $3.75 million. The new electric and natural gas rates would become effective on January 1, 2012.

The Company’s original request filed with the WUTC on May 16, 2011 was for an electric rate increase of 9.1 percent, which was designed to increase annual revenues by $38.3 million. The difference between the original request and the amount in the settlement agreement is due to several factors including a decrease in natural gas fuel costs for the Company’s thermal generation plants, removal of the proposed Energy Efficiency Load Adjustment, a reduction in certain operating expenses and adjustments for administrative and general expenses. The original request also included an increase in the common equity ratio and the return on equity. The specific capital structure ratios and the cost of capital components were not specified in the settlement agreement.

In its May 16, 2011 filing, the Company also requested to increase natural gas rates by an average of 4.0 percent, which was designed to increase annual revenues by $6.2 million.

As part of the settlement agreement, Avista Corp. has agreed that it will not file a general rate case in Washington prior to April 1, 2012.

The settlement agreement also provides for the deferral of certain generation plant maintenance costs. In order to address the variability in year-to-year maintenance costs, beginning in 2011, the Company would be allowed to defer changes in maintenance costs related to its Coyote Spring 2 natural gas-fired generation plant and its 15 percent ownership interest in Units 3&4 of the Colstrip generation plant. The Company would compare actual, non-fuel, maintenance expenses for the Coyote Springs 2 and Colstrip plants with the amount of baseline maintenance expenses used to establish base retail rates, and defer the difference. The deferral would occur annually, with no carrying charge, with deferred costs being amortized over a four-year period, beginning in January of the year following the period costs are deferred. The amount of expense to be requested for recovery in future general rate cases would be the actual maintenance expense recorded in the test period, less any amount deferred during the test period, plus the amortization of previously deferred costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: October 4, 2011	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President and Chief Financial Officer